UNITED STATES
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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 27, 2017
F5 Networks, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307

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401 Elliott Avenue West
Seattle, WA	98119
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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 30, 2017, F5 Networks, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) on January 27, 2017 had appointed Francois Locoh-Donou as its next President and Chief Executive Officer (“CEO”) and as a director of the Company. Mr. Locoh-Donou will assume his new roles effective April 3, 2017, at which time current CEO John McAdam will retire as an employee of the Company. Mr. McAdam is continuing to serve as a member of the Company’s Board, with Alan H. Higginson remaining as Chairman of the Board.
Francois Locoh-Donou, age 45, currently serves as the Senior Vice President and Chief Operating Officer of Ciena Corporation (a global network strategy and technology company publicly traded on the NYSE) and has done so since November 2015. Prior to that, Mr. Locoh-Donou served as Ciena’s Senior Vice President, Global Products Group from August 2011 to October 2015. Previously, he served as Ciena’s Vice President and General Manager, Europe, Middle East and Africa from June 2005 to August 2011, having resumed his career at Ciena in 2002 following obtaining his M.B.A. from the Stanford Graduate School of Business.
As the Company’s acting CEO, Mr. Locoh-Donou will bring to the Board intimate knowledge of the Company’s strategic development, product management, and global operations. In addition, through his executive and management experience at Ciena, Mr. Locoh-Donou has a broad understanding of the operational issues that face public companies such as the Company, and as the Company’s new CEO, he will be a critical bridge between everyday Company, industry, and investor matters and the Board.
There are no arrangements or understandings between Mr. Locoh-Donou and any other persons pursuant to which he was selected as CEO or a director. There are no family relationships among any of the Company’s directors, executive officers and Mr. Locoh-Donou. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Locoh-Donou’s annual base salary rate will be $750,000 and his target annual bonus will be 130% of his base salary for the period. In 2017, Mr. Locoh-Donou will be eligible for cash incentive bonus payments with respect to the Company’s third and fourth fiscal quarters. In addition, subject to Compensation Committee approval and final approval of the Board, Mr. Locoh-Donou will be granted restricted stock units of: (1) $5,500,000 in value at the time of grant as compensation relative to his performance of services as CEO, of which half of the target value of this restricted stock unit award will be time-based restricted stock units and half of the target value of this award will be performance-based restricted stock units (with such number of performance-based restricted stock units potentially being higher or lower depending on actual performance), which restricted stock units will vest quarterly over a four-year period; (2) $5,760,000 in value at the time of grant as an inducement award and to make him whole for the approximate value of outstanding awards he has with his current employer, which restricted stock units will vest 1/3rd one year from the date of grant with the remaining restricted stock units vesting in equal quarterly increments over the following two-year period; and (3) $1,000,000 in value at the time of grant as a one-time incentive award for assuming the position of the Company’s CEO, which restricted stock units will vest 1/4th one year from the date of grant with the remaining restricted stock units vesting in equal quarterly increments over the following three-year period. These restricted stock unit awards will vest only to the extent applicable and will be subject to such other terms as set forth in the F5 Networks, Inc. 2014 Incentive Plan and applicable award agreements. Mr. Locoh-Donou will also receive a sign-on bonus of $800,000 and the Company will provide him a relocation payment of $400,000. Further, Mr. Locoh-Donou will enter into the Company’s standard forms of change of control and indemnification agreements for officers and directors, as applicable, and will receive health and other benefits consistent with other executive officers. He will not receive compensation for service as a Company director.
Mr. Locoh-Donou’s employment will be at-will and if the Company terminates Mr. Locoh-Donou’s employment for “cause” or he terminates his employment for “good reason”, the Company will provide to Mr. Locoh-Donou: (1) an amount equal to his first year base salary and his executive cash incentive compensation calculated at target and (2) at the Company’s discretion, either (a) vesting of Mr. Locoh-Donou’s equity scheduled to vest in the six months following the termination date or (b) the payment of cash equal to the value of such equity as of the termination date. Such payments are all contingent on Mr. Locoh-Donou’s compliance with certain non-competition restrictions for a period of 12 months following termination of employment (described in the Offer Letter defined below) and his execution and the effectiveness of an appropriate general release of claims. The term “cause” shall have the meaning as defined in the change of control agreement referenced above and “good reason” shall have the meaning as defined in the Offer Letter. In no case shall Mr. Locoh-Donou be entitled to termination payments under both the Offer Letter and the change of control agreement.
The foregoing description of Mr. Locoh-Donou’s compensatory arrangement with the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter agreement (the “Offer Letter”), which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
The Company’s press release announcing Mr. Locoh-Donou’s appointment as CEO and Mr. McAdam’s retirement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits:

10.1	Offer Letter from F5 Networks, Inc. to Mr. Locoh-Donou.
99.1	Press Release of F5 Networks, Inc. dated January 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC. (Registrant)
Date: January 30, 2017	By:	/s/ Scot Rogers
Scot Rogers
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter from F5 Networks, Inc. to Mr. Locoh-Donou.
99.1	Press Release of F5 Networks, Inc. dated January 30, 2017.

January 20, 2017

Francois Locoh-Donou
4915 Cumberland Avenue
Chevy Chase
MD
20815

Re:     Offer of Employment

Dear Francois:

After careful consideration, the Board of Directors of F5 Networks is very pleased to offer you the position of President and Chief Executive Officer of F5 Networks, Inc. (“F5”, “F5 Networks” or “Company”) pursuant to the terms and contingencies contained herein. As the global leader in software defined application delivery, F5 helps organizations seamlessly scale cloud, data center, telecommunications and software defined networking (SDN) deployments to successfully deliver applications and services to anyone, anywhere, at any time. We attribute our success to our creative and dedicated employees and endeavor to provide them with a work environment that is both professionally and personally rewarding. We are proud of what F5 has achieved and believe that you will be a great addition to our executive team as we move forward.

You will report to F5’s Board of Directors. John McAdam or I will be happy to answer any questions you have about the position, this offer or F5 Networks in general. This offer and your employment relationship will be subject to the contingencies outlined below and the execution of the ancillary documents referenced in this letter. This offer of employment will remain open through January 20, 2017.

Start Date: April 3, 2017.

Compensation: Your initial base salary will be $750,000 annualized following your first day of employment, less all applicable withholdings. Pay dates are the 15th and the last day of the month. Base salary will be reviewed annually. It is anticipated that upon your employment as CEO, the Board will nominate you to serve as a Director on the Board of Directors of F5 Networks, Inc. As CEO, you will not be entitled to separate compensation for your service as a Director on the Board of Directors of F5.

Executive Incentive Compensation Plan: You will be eligible to receive a cash incentive bonus of 130% of your base salary ($975,000) per full fiscal year at target.  The cash incentive bonus is paid quarterly following certification of achievement of applicable targets set by the Compensation Committee. For fiscal year 2017, 70% of the cash incentive bonus is based on the Company achieving target revenue for the quarter, and 30% is based on the Company achieving target EBITDA (earnings before interest, taxes, depreciation and amortization) for the applicable quarters. Each such target is determined by the Compensation Committee. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals. Results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. Bonus awards are capped at achievements of 200% above target. Each goal is evaluated individually and subject to the 80% achievement threshold and the 100% over-achievement threshold and the 200% cap. The Compensation Committee of the Board of Directors will establish performance targets for future fiscal years in accordance with the Company’s standard compensation practices for executive officers.

If you begin employment part way through a quarter on a date which is not the first business day of the quarter and no later than 1 month prior to the end of a quarter, then your bonus eligibility for the quarter will be pro-rated on a daily basis.  Specifically then, if your employment starts in March, June, September, or December, you will become eligible for the bonus program beginning on the following quarter. Note: To be eligible for the bonus payment you must be an active employee or on an approved leave of absence through the end of the quarter.

Restricted Stock Units Grant:
Subject to final approval by the Compensation Committee and the Board of Directors of F5, we also wish to offer you restricted stock awards with a total value of $12,260,000 which will be converted to restricted stock unit (RSUs) shares at the time of the grant as outlined below:

RSUs equaling $5,760,000 in value at time of grant are intended as an inducement award and to make you whole for the approximate value of outstanding awards in your current position. Subject to your continued employment with F5, RSU’s will vest over a three-year period from the date of grant with 33 1/3% vesting one year from the grant date, and the remaining RSUs vesting in equal quarterly increments over the following two-year period.

RSUs equaling $1,000,000 in value at the time of grant are intended as a one-time inducement award as incentive for you to assume the role of CEO of F5 Networks, Inc. Subject to your continued employment with F5, these RSU’s will vest over a four year period from the date of grant with 25% vesting one year from the grant date and the remaining RSUs vesting in equal quarterly increments over the following three-year period.

RSU’s equaling $5,500,000 in value at the time of the grant are intended as compensation relative to your performance of services as President and CEO of F5. 50% of these RSUs will be time based grants and the remaining 50% of the RSUs will be performance based awards which will vest quarterly over a four-year period. The performance based awards will be subject to the achievement of performance targets as set by the Compensation Committee.

You will also be eligible for annual equity awards going forward beginning with the grant cycle for fiscal year 2018. As CEO, all awards are subject to the review and approval of the F5 Board following recommendation by F5’s Compensation Committee.

Sign-on Bonus:
F5 Networks will provide you with a lump sum sign-on bonus in the amount of $800,000. The payment will be made within 120 days following your first day of employment.

Relocation
F5 Networks will provide you with a lump sum relocation payment in the amount of $400,000. The payment will be made within 120 days following your first day of employment. You will be responsible for making all arrangements for your relocation.

Benefits: F5 Networks will provide you with benefits, including health insurance, 401k and ESPP, consistent with executive officers. F5 Networks reserves the right to change these benefits on a prospective basis at any time. You are permitted to join the Board of a Non-Profit or Public/Private company, pending pre-clearance of any conflicts and F5 Board approval and pursuant to the terms of F5’s Corporate Governance Guidelines.

Employment at Will: If you accept our offer and the contingencies and terms herein are met, your employment with F5 Networks will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, F5 Networks may terminate the employment relationship at any time, with or without cause or advance notice. In addition, F5 Networks reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline.

Any change to the at-will employment relationship must be by a specific, written agreement signed by you and an authorized F5 Board member or executive officer of F5 Networks, Inc. No communication from F5 Networks should be considered a promise of permanent employment or as an alteration of the at-will nature of your employment.

Severance: Should F5 terminate your employment other than for “Cause” as that term is defined in Section 7.6 of the attached Change of Control Agreement (the “COC Agreement”) or if you terminate your employment for “Good Reason” (as defined below), F5 will pay you an amount equal to your first year base salary and executive cash incentive compensation at target as well as, at F5’s discretion, either the vesting of equity scheduled to vest in the 6 months following your termination date or the payment of cash equal to the value of such equity as of the termination date. This payment is contingent upon your resignation from F5’s Board of Directors, if you are then a current member of the Board, as well as your compliance with the Non-Compete clause set forth below, and upon the signing and effectiveness of a general release in a form reasonably determined by the Company. For purposes herein, “Good Reason” will mean the occurrence or existence of any of the following events or conditions without your express written consent:

(i) A material diminution in your annual base salary and/or target bonus opportunity;
(ii) A material diminution in your authority, duties or responsibilities as President and Chief Executive Officer;
(iii) A relocation of your principal place of employment to a location more than 50 miles from the Seattle metropolitan area, except for required travel on F5 business to an extent substantially consistent with your duties and responsibilities; or
(iv) A material breach by the Company of any obligation in this letter agreement or the COC Agreement provided, however, that termination of such COC Agreement shall not constitute Good Reason if, prior to termination of such COC Agreement, F5 provides you with a new COC Agreement that reflects then prevailing market terms for such agreements, as determined by F5’s Board of Directors and/or the Compensation Committee of the Board of Directors after consultation with the independent compensation consulting firm engaged to advise the Compensation Committee of F5’s Board of Directors on executive compensation matters. In no event will you be entitled to receive payment both hereunder and the COC Agreement.

Notwithstanding any provision herein to the contrary, termination of employment by you will not be for Good Reason unless (A) you notify the Company in writing of the occurrence or existence of the event or condition which you believe constitutes Good Reason within ninety (90) days of the occurrence or initial existence of such event or condition (which notice specifically identifies such condition), (B) F5 fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and

(C), if F5 fails to remedy such event or condition during the Remedial Period, you actually terminate employment within sixty (60) days after the expiration of the Remedial Period. If you terminate employment before the expiration of the Remedial Period or after F5 has, within the Remedial Period, remedied the event or condition, then your termination of employment will not be considered to be for Good Reason.

Non-Compete: Should you receive the severance payment described above, then for a period of one (1) year from the date of the termination of your employment (“Termination Date”), you agree you will not, anywhere within the Restricted Area (defined below) or for the benefit of a Competing Business’s (defined below) operations or sales within the Restricted Area, directly or indirectly, acting individually or as an officer, director, owner, shareholder, partner, employee, contractor, agent or otherwise:  (a) provide services, directly or indirectly, to a business whose products or services are similar to products or services offered by F5 or are used for similar purposes as F5 products or services at the time of your termination (such products and services being “Competing Products and Services” and such business being a “Competing Business”) and /or (b) own, receive or purchase a financial interest in, make a loan to, or make a monetary gift in support of, any such Competing Business; provided, however, that you may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that you are not a controlling person of, or a member of a group that controls, such business, and further provided that you do not, in the aggregate, directly or indirectly, own Two Percent (2%) or more of any class of securities of such business.  The parties agree that at the time of signing, F5’s products and services include the provision of application delivery and security products, software and services. “Restricted Area” will mean the United States (including state and state-equivalents and county and county-equivalents within the United States).

Classification: This position, as it is currently classified, is exempt from overtime pay because you are paid for the job and not by the hour.

Contingencies: This offer is subject to F5 Networks’ usual employment policies, and is contingent on (1) acceptable results on background, credit and reference checks; (2) completion of the Company’s standard form of D&O Questionnaire and acceptable clearance of any potential conflicts of interest; (3) compliance with federal I-9 requirements; and (4) your contemporaneous execution of an Employee Nondisclosure and Assignment Agreement. This offer and your employment as the CEO of F5 Networks, Inc. is also contingent upon final resolutions of the Board of Directors of F5 Networks, Inc. appointing you as CEO.

Ancillary Agreements: F5 Networks will provide you its standard form of Change of Control and Indemnification Agreements as approved by the Board.
The terms and conditions set forth in this letter, including the other Agreements referenced herein, constitute the entire agreement between you and F5 Networks relating to this subject matter and supersede all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. The terms of this letter will be governed by Washington law. This letter may not be modified or amended except by a specific, written agreement signed by you and an authorized F5 Board member or executive officer of F5 Networks, Inc. All payments hereunder are subject to applicable taxes and withholdings.

We hope you find this offer acceptable and look forward to working with you.

Sincerely,

/s/ Al Higginson				Date: January 30, 2017
Al Higginson
Chairman of the Board of Directors
F5 Networks, Inc.

cc:	John McAdam	Scot Rogers	Ronan O'Loan

Acceptance and Acknowledgment

I accept the offer of employment on the terms and contingencies outlined in this letter to me from F5 Networks dated January 16, 2017, and acknowledge and agree that there are no other oral or implied understandings regarding my employment by F5 Networks. I understand and agree that my employment with F5 Networks would be at-will.

/s/ Francois Locoh-Donou	January 20, 2017
Signature	Date

FOR IMMEDIATE RELEASE

CONTACT:	John Eldridge
F5 Networks
(206) 272-6571
j.eldridge@f5.com

Nathan Misner
F5 Networks
(206) 272-7494
n.misner@f5.com

F5 Networks Appoints François Locoh-Donou as President and CEO
John McAdam, longtime leader, to remain on F5 Board of Directors
SEATTLE, WA - January 30, 2017 - F5 Networks (NASDAQ: FFIV) announced today that François Locoh-Donou has been named the company's President and Chief Executive Officer and a member of F5's Board of Directors, effective April 3, 2017.
Locoh-Donou succeeds current President and CEO, John McAdam, who will remain a Director on F5’s Board upon his retirement on April 3, 2017. Since McAdam joined in 2000, he has led F5 to $2.0 billion in annual revenue, with 49 of the Fortune 50 as customers, and numerous industry and community awards.
“I am honored to take on the CEO role at F5,” said Locoh-Donou. “I have admired John’s stewardship of the company’s values and vision and I bring a shared commitment to grow F5’s people, partnerships, product and services portfolio, in response to the increasing cloud and security demands of F5’s customers.”
Locoh-Donou currently serves as Senior Vice President and Chief Operating Officer of Ciena, a network strategy and technology company. He previously held successive leadership positions at Ciena, including Senior Vice President, Global Products Group; Vice President and General Manager, EMEA; Vice President, International Sales; and Vice President, Marketing. Prior to Ciena, Locoh-Donou held research and development roles with Photonetics, a French opto-electronics company.
“What attracted us from the beginning of the CEO selection process was François’ multidisciplinary and multinational experience, ranging from product development to operations to sales,” said McAdam. “His track record at Ciena demonstrates he possesses the foresight and leadership to execute major market transitions, without compromising the best of a company’s technical heritage or strong organizational culture.”
Locoh-Donou also serves on the advisory board of Jhpiego, a non-profit global health affiliate of Johns Hopkins University dedicated to providing high-quality healthcare for women and their families in developing countries. He holds engineering degrees from École Centrale de Marseille and Télécom ParisTech in France and a M.B.A. from the Stanford Graduate School of Business.
“At a time when F5 is expanding its partnerships and products into cloud and security markets, François brings a renewed sense of purpose to F5’s original vision: applications without constraints,” said Al Higginson, Chairman of F5’s Board of Directors. “On behalf of the Board, we thank John for his 16 years at the helm of F5. The company’s success is due in such a large part to his unflagging attention to the needs of F5’s employees, customers and shareholders. John turns F5 over to François with considerable momentum already in motion from a return to product revenue growth and a healthy pipeline of new products.”
For additional details on F5’s CEO appointment, please read McAdam’s blog at https://f5.com/about-us/blog/articles/internal-email-from-john-mcadam-announcing-new-ceo-24887.
About F5 Networks
F5 (NASDAQ: FFIV) makes apps go faster, smarter, and safer for the world’s largest businesses, service providers, governments, and consumer brands. F5 delivers cloud and security solutions that enable organizations to embrace the application infrastructure they choose without sacrificing speed and control. For more information, go to f5.com. You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.
F5 is a trademark or service mark of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
Forward Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words indicating future events, performance, results, and actions, such as "will" and "expect," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The forward-looking statements in this release include, among others, statements regarding management succession and Board of Directors matters. Forward-looking statements are not guarantees of future actions, events, results of performance, which may vary materially from those expressed or implied in such statements. Differences may result from, among other things, actions taken by the Company or its management or Board, as well as those beyond the Company's control, including those taken by third parties. Such risks and uncertainties include, but are not limited to, timing and integration of management and Board changes (and related arrangements) and changes in strategic and other business objectives. For more information on factors that may effect future performance, events, results or actions, please review "Risk Factors" described in the Company's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the SEC, as well as other public filings with the SEC. These-forward looking statements reflect the Company;s expectations as of the date hereof, and the Company undertakes no obligation to update the information provided herein.
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